Cathedral Rock Enterprises, LLC
James C. Barker, Consulting Geologist, CPG 8205
P.M. Box 145, 3875 Geist Road, Suite B, Fairbanks, Alaska 99709
(907) 978-3191 msg (541) 934-2970 fax (907) 479-2280
jcbarker@oregontrail.net

Consent of Expert

United States Securities and Exchange Commission

I, James C. Barker, P. Geo. of Cathedral Rock Enterprises, LLC, co-authored and prepared the Technical Report "Evaluation of the Chandalar, Alaska Mining Property", dated May 5, 2008 (the "Evaluation Report"). The Report was produced by myself, Robert B. Murray, and Jeffrey O. Keener for Goldrich Mining Company (the "Company"). I also prepared the report titled "Summary of Field Investigations 2004", dated December, 2004, for the Company (the "Summary Report"), the report titled "Chandalar Mining District, A Report of Findings and Recommendations, 2005", dated January 2, 2006 (the "2005 Report"), the report titled "Chandalar Mining District, Annual Report of Findings for 2006", dated March 15, 2007 (the "2006 Report", together with the Evaluation Report, the Summary Report and the 2005 Report, the "Reports").

I hereby consent to the filing of the Reports with the Registration Statement of the Company on Form S-1 filed on or around February 3, 2009 (the "Registration Statement"), and to the use of and references to the subject matter of the Reports contained therein. I also consent to the use of my name in the Registration Statement in regard to preparation of the Reports.

Dated: February 3, 2009

James C. Barker
Managing Member, Cathedral Rock Enterprises, LLC
Certified Professional Geologist #8205
Certified Alaskan Geologist G-262